Exhibit 99.1

Contact
Kevin J. Purcell
727-461-3000

For Immediate Release

Aerosonic Reports First Quarter Results

CLEARWATER, Fla. – June 15, 2009 - Aerosonic Corporation (NYSE Amex: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended May 1, 2009, with the United States Securities and Exchange Commission.

Three Months Ended
	May 1, 2009	May 2, 2008
Sales, net	$ 8,774,000	$ 6,651,000
Gross profit	$ 3,310,000	$ 1,403,000
Operating income (loss)	$ 1,741,000	$ (232,000)
Net income (loss)	$ 1,375,000	$ (236,000)
Earnings (loss) per share
Basic and diluted	$ 0.38	$ (0.07)

For the fiscal quarter ended May 1, 2009, the Company reported net sales of approximately $8.8 million, an increase of 32% as compared to net sales of approximately $6.7 million for the fiscal quarter ended May 2, 2008. The increase in sales between fiscal quarters is primarily the result of increased production in the transmitter product line in fiscal quarter ended May 1, 2009. Historically this line provides higher sales and gross profits. Management’s emphasis continues to be focused on returning the Company to full production, as soon as is practicable.

Gross profits increased from 21% for the first quarter of fiscal year 2009 to 38% for the first quarter of fiscal year 2010. The three month comparative increase in both gross profits as a percent of sales and operating income is primarily the result of focused production in the transmitter product line. The Company reported operating income of approximately $1.7 million for the fiscal quarter ended May 1, 2009 as compared to an operating loss of approximately $232 thousand for the fiscal quarter ended May 2, 2008.

The Company reported net income for the quarter ended May 1, 2009 of approximately $1.4 million, or $0.38 for both basic and diluted earnings per share, versus a net loss of approximately $236 thousand, or ($0.07) for both basic and diluted earnings per share for the quarter ended May 2, 2008. A gain of $500,000 from insurance proceeds contributed to the Company’s quarterly net income.

“As we emerge from the aftermath of last year’s major fire, the Company has now been able to resume shipments in most of its product lines,” said Doug Hillman, Aerosonic CEO. “Although the quarter’s results have been augmented by $500,000 in insurance proceeds, we have clearly demonstrated that the Company’s operations, while still challenged, are able to generate profitable revenue. With a strengthened management team in place, and operational momentum building, our prospects for sustained performance and growth are definitely brighter.”

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Earlysville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.